Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

May 15, 2020
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces First Quarter 2020 Results

CLEVELAND, OHIO, May 15, 2020 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month period ended March 31, 2020.

For the quarter, sales were $25.3 million compared with $21.8 million in the same period last year, an increase of 16%.  In this quarter, the Company recorded operating income of $3.1 million compared with operating income of $2.6 million in the same period last year, an increase of 22%.  The increases in sales and operating income were primarily related to the acquisition of Marine Products International in January. Net income was $2.1 million, or $0.63 per fully diluted share, compared to $1.7 million, or $0.55 per fully diluted share in the same period last year, an increase of 19%.

Brian Powers, Chairman and CEO, stated “We are pleased with the profitable growth of our business in the first quarter of 2020.  We now face unprecedented challenges as a result of the novel coronavirus pandemic.  Crawford United will strive to maintain strong relationships with our key customers and suppliers as we navigate the current economic situation.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Aerospace Components business specializes in highly complex precision components for customers in the commercial and military aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, including the acquisition of MPI Products Inc. (dba Marine Products International), and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under is financing arrangements, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:  Brian E. Powers, 216-243-2449

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31,

	2020		2019
Sales	$25,281,574	100%	$21,836,087	100%
Cost of Sales	19,073,431	75%	17,006,199	75%
Gross Profit	6,208,143	25%	4,829,888	25%

Selling, general and administrative expenses	3,069,994	12%	2,258,817	19%
Operating Income	3,138,149	12%	2,571,071	5%

Interest charges	297,421	1%	266,073	1%
Other (income) expense	71,361	0%	(23,874	0%
Income before Income Taxes	2,769,367	11%	2,328,872	4%
Income tax expense	693,797	3%	583,414	1%
Net income	$2,075,570	8%	$1,745,458	3%

Net income per common share
Basic	$0.63		$0.63
Diluted	$0.63		$0.55

Weighted average shares outstanding
Basic	3,311,477		2,755,265
Diluted	3,313,157		3,178,420